Exhibit 99.1

HEARTWARE INTERNATIONAL REPORTS $70.0 MILLION

IN FIRST QUARTER 2015 REVENUE

•	713 HeartWare® Systems sold worldwide in the first quarter of 2015

•	U.S. revenue increased 25% over first quarter of 2014 to $42.2 million

•	International revenue of $27.8 million; reflects unfavorable currency trends

•	Next-generation MVAD® System targeted for first clinical use in Q2 2015

– Conference call today at 8:00 a.m. U.S. ET –

Framingham, Mass., April 30, 2015 - HeartWare International, Inc. (NASDAQ: HTWR), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced revenue of $70.0 million for the first quarter ended March 31, 2015, a five percent increase compared to $66.5 million in revenue for the same period of 2014. Currency fluctuations negatively impacted total revenue growth by approximately $5 million, or nearly eight percentage points, in the first quarter of 2015, as compared to the same period in 2014.

“Continued U.S. commercial expansion drove the second-largest unit sales quarter for HeartWare, although year-over-year U.S. growth was offset by a decrease in international unit sales when compared to the exceptionally strong international sales we achieved in the first quarter of 2014,” said Doug Godshall, President and Chief Executive Officer. “We continue to see enthusiastic support of the HeartWare® System around the world, with the addition of six international and six U.S. customers during the first quarter, which increases our global customer base to more than 280 hospitals.”

During the first quarter of 2015, 713 HeartWare® Ventricular Assist Systems were sold globally, which represents a seven percent increase from 665 units sold in the first quarter of 2014. During the quarter, U.S. revenue, generated through the sale of 381 units, was $42.2 million, a 25% increase from $33.8 million in the first quarter of 2014. Revenue from international markets was $27.8 million, a decrease of 15% from $32.7 million in the first quarter of 2014, while international unit sales decreased six percent to 332 units in the first quarter of 2015. International unit sales decreased primarily in distributor territories, which have a greater tendency to fluctuate on a quarterly basis.

“During the quarter, we continued to advance our clinical trials for the HVAD® System, with enrollment in the supplemental destination therapy study nearing completion; follow-up concluded for our Japan clinical trial; and commencement of HVAD LATERAL, a trial designed to evaluate a less-invasive thoracotomy implant technique,” noted Mr. Godshall. “Regarding our pipeline, we recently completed training with investigators and are eager to commence first implants in the CE Mark study for our next-generation MVAD® System later this quarter, and we plan to submit our Investigational Device Exemption protocol to FDA for review in the coming weeks.”

“Earlier this month, at the 35th International Society for Heart and Lung Transplantation (ISHLT) Annual Meeting, investigators from HeartWare’s first destination therapy clinical trial cohort, ENDURANCE, announced that the trial successfully achieved the primary endpoint,” Mr. Godshall continued. “Complementing this result, the volume and scope of other HVAD data were impressive, as multi-center studies from the U.S. and abroad presented more contemporary, real-world data, demonstrating excellent outcomes with advanced heart failure patients.”

Gross margin percentage improved to 68.5% in the first quarter of 2015, compared to 65.5% in the first quarter of 2014, reflecting lower cost of goods and efficiencies associated with increased manufacturing throughput.

Total operating expenses for the first quarter of 2015 were $55.3 million, as compared to $60.0 million in the first quarter of 2014.

Research and development expense was $31.3 million for the first quarter of 2015, as compared to $32.6 million for the first quarter of 2014. The net decrease of $1.3 million for the three months ended March 31, 2015, as compared to the same period in 2014, resulted primarily from a decrease in overall research and development project expenses of $5.0 million, offset by an increase in clinical and regulatory expenses of $3.7 million, including $2.8 million of incremental outside costs associated with FDA warning letter remediation efforts.

Selling, general and administrative expenses were $21.9 million for the first quarter of 2015, compared to $24.2 million for the first quarter of 2014. The $2.3 million net decrease included a $0.3 million increase in growth-driven headcount and other expenses, offset by a $2.6 million reduction in CircuLite restructuring charges.

Net loss for the first quarter of 2015 was $14.5 million, or a loss of $0.85 per basic and diluted share, compared to a net loss of $19.4 million, or a loss of $1.15 per basic and diluted share, for the first quarter of 2014.

Non-GAAP net loss for the first quarter of 2015 was $9.4 million, or $0.55 per basic and diluted share, compared to a loss of $11.9 million, or $0.70 per basic and diluted share, for the first quarter of 2014. See “Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Net Loss per Common Share.”

At March 31, 2015, HeartWare had approximately $174 million of cash, cash equivalents and investments, compared to approximately $180 million at December 31, 2014.

Conference Call and Webcast Information

HeartWare will host a conference call on Thursday, April 30, 2015 at 8:00 a.m., U.S. Eastern Time to discuss its financial results, highlights from the first quarter and the company’s business outlook. The call may be accessed by dialing 1-877-407-0789 five minutes prior to the scheduled start time and referencing “HeartWare.” Callers outside the U.S. should dial +1-201-689-8562.

A live webcast of the call will also be available in the Investors section of the company’s website (http://ir.heartware.com/). A replay of the conference call will be available through the above weblink immediately following completion of the call.

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-support circulatory assist device designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. The HeartWare System is approved in the United States for the intended use as a bridge to cardiac transplantation in patients who are at risk of death from refractory end-stage left ventricular heart failure, has received CE Marking in the European Union and has been used to treat patients in 42 countries. The device is also currently the subject of a U.S. clinical trial for destination therapy. For additional information, please visit the Company’s website at www.heartware.com.

HeartWare International, Inc. is a member of the Russell 2000® and its securities are publicly traded on The NASDAQ Stock Market.

HEARTWARE, HVAD, MVAD, PAL, SYNERGY, CIRCULITE and HeartWare logos are trademarks of HeartWare, Inc. or its affiliates.

Use of Non-GAAP Financial Measures

HeartWare management supplements its GAAP financial reporting with certain non-GAAP financial measures for financial and operational decision making. For example, we use “non-GAAP adjusted net loss” and “non-GAAP adjusted net loss per common share” to refer to GAAP loss per share excluding certain adjustments such as amortization of intangible assets, impairment charges, purchase accounting and acquisition-related transaction costs, and restructuring and severance costs. These are non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. Management believes that providing this additional information enhances investors’ understanding of the financial performance of the Company’s operations and increases comparability of its current financial statements to prior periods. Non-GAAP measures should not be considered a substitute for measures of financial performance in accordance with GAAP, and they should be reviewed in comparison with their most directly comparable GAAP financial results. Reconciliations of HeartWare’s GAAP to non-GAAP financial measures are provided at the end of this news release under “Reconciliation of GAAP to Non-GAAP Net Loss per Common Share.”

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the: commercialization of the HeartWare® Ventricular Assist System; timing, progress and outcomes of clinical trials; regulatory and quality compliance; research and development activities and our ability to take advantage of acquired and pipeline technology. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the Securities and Exchange Commission. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in Part I, Item 1A. “Risk Factors” in HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. HeartWare may update risk factors from time to time in Part II, Item 1A “Risk Factors” in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission.

For further information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartware.com

Phone: +1 508 739 0864

-Tables to Follow-

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue, net	$70,021	$66,472
Cost of revenue	22,040	22,915

Gross profit	47,981	43,557

Operating expenses:
Selling, general and administrative	21,929	24,232
Research and development	31,267	32,590
Change in fair value of contingent consideration	2,100	3,140

Total operating expenses	55,296	59,962

Loss from operations	(7,315)	(16,405)

Other expense, net	(6,988)	(2,816)

Loss before taxes	(14,303)	(19,221)
Income tax (benefit) expense	232	223

Net loss	$(14,535)	$(19,444)

Net loss per common share — basic and diluted	$(0.85)	$(1.15)

Weighted average shares outstanding — basic and diluted	17,193	16,934

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$102,525	$102,946
Short-term investments	70,354	75,535
Accounts receivable, net	36,566	38,041
Inventories	52,356	54,046
Prepaid expenses and other current assets	7,259	5,975

Total current assets	269,060	276,543
Property, plant and equipment, net	17,020	19,036
Other assets, net	127,640	128,234

Total assets	$413,720	$423,813

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,674	$13,322
Other accrued liabilities	33,671	36,589

Total current liabilities	44,345	49,911
Convertible senior notes, net	116,871	114,803
Other long-term liabilities	52,538	50,565
Stockholders’ equity	199,966	208,534

Total liabilities and stockholders’ equity	$413,720	$423,813

Reconciliation of GAAP to Non-GAAP Net Loss per Common Share (unaudited) (see explanation of adjustments below)

(in thousands, except per share data)

			Three Months Ended March 31,
			2015	2014
GAAP net loss			$(14,535)	$(19,444)
GAAP net loss per common share – basic and diluted			$(0.85)	$(1.15)

Adjustments:
Amortization of purchased intangible assets	(a	)
-Selling, general and administrative			84	331
-Research and development			327	—
Acquisition-related contingent consideration adjustments	(b	)	2,100	3,140
Restructuring costs	(c	)
-Selling, general and administrative			467	3,026
-Research and development			2,164	1,026

Total adjustments			5,142	7,523

Non-GAAP adjusted net loss			$(9,393)	$(11,921)

Non-GAAP adjusted net loss per common share - basic and diluted			$(0.55)	$(0.70)

Shares used in computing non-GAAP adjusted net loss per common share - basic and diluted			17,193	16,934

(a)	Represents amortization of purchased intangible assets related to CircuLite and WorldHeart during the quarters ended March 31, 2015 and March 31, 2014.
(b)	Represents the change in fair value of contingent consideration associated with the acquisition of CircuLite in December 2013.
(c)	Represents certain restructuring costs incurred during the quarter ended March 31, 2015 as follows (in thousands):

	Three Months Ended March 31,
	2015	2014
Lease exit charge for HeartWare’s former Massachusetts corporate offices	$2	$528

Charges related to CircuLite acquisition:
Lease exit charge for former N.J. corporate offices	465	1,667
Lease exit charge for Aachen, Germany facility	139	—
Contract termination costs	310	688
Employee severance	598	562
Abandoned fixed assets	1,117	607

Total	$2,629	$3,524

Total restructuring costs	$2,631	$4,052

The terms “non-GAAP adjusted net loss” and “non-GAAP adjusted net loss per common share” refer to GAAP net loss and GAAP net loss per common share excluding certain adjustments such as amortization of purchased intangible assets, impairment charges, purchase accounting and acquisition-related transaction costs, and restructuring and severance costs as follows:

1)	We exclude amortization of purchased intangible assets and periodic impairment charges related to long-lived assets from this measure because such charges do not represent what our management believes are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

2)	We exclude purchase accounting adjustments and acquisition-related costs from this measure because they occur as a result of specific events and are not reflective of our internal investments and the ongoing costs to support our operating structure. Purchase accounting adjustments include contingent consideration fair market value adjustments.

3)	We exclude restructuring and severance costs from this measure because they tend to occur as a result of specific events such as acquisitions, divestitures, repositioning our business or other unusual events that could make comparisons of long-range trends difficult and are not reflective of our internal investments and the costs to support our operating structure.

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